DEBENTURE



               THE SECURITIES REPRESENTED HEREBY HAVE NOT
               BEEN AND WILL NOT BE REGISTERED WITH THE
               UNITED STATES SECURITIES AND EXCHANGE
               COMMISSION OR THE SECURITIES COMMISSION OF
               ANY STATE PURSUANT TO AN EXEMPTION FROM
               REGISTRATION PROVIDED BY SECTION 3(b) OF THE
               SECURITIES ACT OF 1933, AS AMENDED   AND THE
               RULES AND REGULATIONS PROMULGATED THERE
               UNDER (THE "1933 ACT"), AND RULE 504 OF
               REGULATION D PROMULGATED THEREUNDER.





A-001                                                  US $500,000


                WORLDNET RESOURCE GROUP, INC.


8%SERIES A SENIOR SUBORDINATED CONVERTIBLE REDEEMABLE
DEBENTURE
                    DUE FEBRUARY 3, 2002





         THIS DEBENTURE of WorldNet Resource Group, Inc., a corporation duly organized and existing under the laws of Utah ("Company"), designated as its 8% Series A Senior Subordinated Convertible Redeemable debentures Due February 3, 2002, In an aggregate principal face amount not exceeding Five Hundred Thousand Dollars (U.S. $500,000), which Debentures are being purchased at 100% of the face amount of such Debentures.

       FOR VALUE RECEIVED, the Company promises to pay to Rim Capital Group, L.L.C. the registered holder hereof and his authorized successors and permitted assigns ("Holder"), the aggregate principal face sum not to exceed Five Hundred Thousand Dollars (U.S. $500,000) on February 3, 2002 ("Maturity Date"), and to pay interest on the principal sum outstanding, at the rate of 8% per annum commencing March 3, 2000 and due in full at the Maturity Date pursuant to paragraph 4(b) herein. Accrual of outstanding principal sum has been made or duly provided for. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures ("Debenture Register"); provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made an accordance with the terms and conditions of the Securities Subscription Agreement dated as of February 3, 2000 between the Company and Rim Capital Group, L.L.C. ("Subscription Agreement"). The principal of, and interest on, this Debenture are payable at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time. The Company will pay the outstanding principal due upon this Debenture before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Debenture by check if paid more that 10 days prior to the Maturity Date or by wire transfer and addressed to such Holder at the last address appearing on the Debenture Register. The for warding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Debenture to the extent of the sum represents by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein.


          This Debenture is subject to the following additional provisions:


          1. The Debenture are issuable in denominations of Ten Thousand Dollars (U.S.$10,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same, but not less than U.S. $ 10,000. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.


          2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under the applicable laws.


          3. This Debenture may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act") and applicable state securities law. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Debenture, electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Debenture, are also required to give the Company written confirmation that the Debenture is being converted ("Notice of Conversion") in the form annexed hereto as Exhibit I.


          4. (a) the holder of this Debenture is
                 entitled, at its option. At any time immediately following execution of this Agreement and delivery of the Debenture hereof, to convert all or any amount over $10,000 of the principal face amount of this Debenture then outstanding into shares of Class A Common Stock, $.001 par value per share of the Company ("Common Stock"), which shall be free trading and without restrictive legend of any kind whatsoever, at a conversion price ("Conversion Price") for each share of Common Stock equal to the lower of 75% of the lowest closing bid price of the Common Stock of the Common Stock as reported on the National Association of Securities Dealers Electronic Bulletin Board ("OTC Bulletin Board") for the 3 consecutive trading days immediately preceding the date of receipt by the Company of a Notice of Conversion, or $.08
                ("Conversion Shares"). In the event the Company is
                 delisted for any reason from the OTC Bulletin Board, including but not limited to failure of the Company to timely clear Comments from the Securities and Exchange Commission on its form 10SB, then the Holder shall be entitled to convert any unpaid portion of the Debenture, or to recalculate and reconvert any part of the Debenture already converted into Common Stock at a conversion price which is 50% of the lowest closing bid price of the Common Stock as reported on the OTC Bulletin Board for the 3 consecutive trading days immediately preceding the date of receipt by the Company of a Notice of Conversion or recalculate Notice of Conversion. If the number of resultant Conversion Shares would as a matter of law or pursuant to regulatory authority require the Company to seek shareholder approval of such issuance, the Company shall, as soon as practicable, take the necessary steps to seek such approval. Such conversion shall be effectuated, as provided in a certain Escrow Agreement executed simultaneously with this Debenture, by the Company delivering the Conversion Shares to the Holder within 5 business days of receipt by the Company of the Notice of the Conversion. Once the Holder has received such Conversion Shares, the Escrow Agent shall surrender the Debenture to be converted to the Company, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof, and accompanied by proper assignment hereof in blank. Accrued but unpaid interest shall be subject to conversion. No fractional shares or script representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.


           (b) Interest at rate of 8% per annum shall be paid by issuing Common Stock of the Company as follows: Based on the lowest closing bid price of the Common Stock as reported on the OTC Bulletin Board for the 3 consecutive trading days immediately preceding the date of the monthly interest payments due ("Market Price"), the Company shall issue to the Holder shares of Common Stock in an amount equal to the monthly interest accrued and due divided by the lower of 75% of the Market Price, or $.08("Interest Shares"). The dollar amount of interest payable pursuant to this paragraph 4(b) shall be calculated based upon the total amount of payments actually made by the Holder in connection with the purchase of the Debenture at the time any interest payment due. If such payment is made by check, interest shall accrue beginning 10 days from the date the check is received by the Company. If such payment is made by wire transfer directly into the Company's account, interest shall accrue beginning on the date the wire transfer is received by the Company. Common Stock issued pursuant hereto shall be issued pursuant to rule 504 of Regulation D in accordance with the term of the Subscription Agreement which shall be free trading and without restrictive legend of any kind whatsoever.



            (c) At any time after 90 days the Company shall have the option to pay to the Holder 125% of the principal amount of the Debenture, in full to the extent conversion has not occurred pursuant to paragraph 4(b) herein, or pay upon maturity if the Debenture is not converted. The Company shall give the Holder 5 days written notice and the Holder during such 5 days shall have the option to convert the Debenture or any part thereof into shares of Common Stock at the Conversion Price set forth in paragraph 4(a)of this Debenture.

          5.   No provision of this debenture shall
          alter or impair the obligation of the
          Company, which is absolute and unconditional to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the form, herein prescribed.


          6. The Company hereby expressly waives demand and presentment for payment,notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

          7. The Company agrees to pay all costs and expenses, including reasonable attorneys fees, which may be incurred by the Holder in collecting any amount due under this Debenture.


           8. If one or more of the following described "Events of Default" shall occur and continue for 30 days, unless a different time frame is noted below:

                (a) The Company shall default in the payment of principal or interest on this Debenture; or


                (b) Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made or the Company shall violate covenants in the Subscription Agreement including but not limited to Section 5(b) or 10; or

                (c) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, the Subscription Agreement or the Escrow Agreement and such failure shall continue uncured for a period of thirty (30) days after notice from the Holder of such failure; or

                (d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3)make an assignment for the benefit of creditors or commence proceedings for its dissolution;
                     (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to a filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

                (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

                (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

                (g)  Any money judgment, writ or warrant of attachment, or
                     similar process, in   excess of One Hundred Thousand
                    ($100,000) Dollars in the aggregate shall be entered or
                     filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                (h) Bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by or involuntarily against the Company; or

                (i) The Company shall have its Common Stock delisted from the over-the-counter market or other market or exchange on which the Common Stock is or becomes listed or trading in the Common Stock shall be suspended for more than 10 consecutive days; or

                (j) The Company shall not deliver to the Buyer the Common Stock pursuant to paragraph 4 herein without restrictive legend within 5business days.




Then, or at any time thereafter, unless cured, and in each an every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or (further)notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided here in or any other rights or remedies afforded by law.


            9. This Debenture represents a prioritized obligation of the Company. However, no recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statue or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

            10. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provision of this Debenture will not in any way be affected or impaired thereby.


            11. This Debenture and the agreement referred to in thios Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

            12. This Debenture shall be governed by the construed in accordance with the laws of Texas applicable to contracts made and wholly to be performed within the State of Texas and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company herby mutually waive trail by jury and consent to exclusive jurisdiction and venue in the courts of the State of Texas. At Holder's election, ant dispute between the parties may be arbitrated rather than litigated in the courts, before the American Arbitration Association in Dallas and pursuant to its rules. Upon demand made by the Holder to the Company, the Company agrees to submit to and participate in such arbitration. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counter part to this Agreement shall be effective as an original.


IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.



Dated: February 3, 2000



                            WORLDNET RESOURCE GROUP, INC.



                             BY:______________________________
                                SAMY SALEM, PRESIDENT